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Exhibit 5.1

Montréal, August 11, 2004

Quebecor World Inc.
612 Saint-Jacques Street
Montréal, Quebec H3C 4M8

Dear Sirs:

Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of Quebecor World Inc. (the "Corporation") related to the registration of 2,000,000 Subordinate Voting Shares, without par value (the "Subordinate Voting Shares"), which are to be offered pursuant to the Quebecor World USA Employee Stock Purchase Plan (the "Plan").

We have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Subordinate Voting Shares subject to the Plan have been duly authorized by the Corporation and, when purchased in accordance with the Plan, will be legally issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours very truly,

Barristers & Solicitors, Patent Agents & Trade-mark Agents	Suite 1100 1981 McGill College Avenue Montréal, Quebec H3A 3C1 Canada	Telephone (514) 847-4747 Fax (514) 286-5474	ogilvyrenault.com
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